Exhibit 99.1

PDL BioPharma Issues Statement in Response to Neos Therapeutics Rejection of PDL Acquisition Proposal

INCLINE VILLAGE, NV, October 30, 2017 -- PDL BioPharma, Inc. (“PDL” or “the Company”) (NASDAQ: PDLI) today issued the following statement in response to the Neos Therapeutics, Inc. (“Neos”) (NASDAQ: NEOS) Board of Directors’ rejection of PDL’s October 26 proposal to acquire Neos for $10.25 per share in cash:

“While we are not surprised by the response, we are disappointed that Neos’ Board of Directors has rejected a proposal to acquire the company at a premium of more than 40 percent and refuses to engage in a constructive dialogue with us on behalf of its shareholders. PDL has a number of investment opportunities before it, of which Neos is only one. PDL’s proposal remains outstanding through November 8, 2017. PDL will evaluate all of its options in the interim.”

About PDL BioPharma, Inc.

PDL seeks to provide a significant return for its shareholders by acquiring and managing a portfolio of companies, products, royalty agreements and debt facilities in the biotech, pharmaceutical and medical device industries. In 2012, PDL began providing alternative sources of capital through royalty monetizations and debt facilities, and in 2016, began acquiring commercial-stage products and launching specialized companies dedicated to the commercialization of these products. To date, PDL has consummated 17 such transactions, of which 9 are active and outstanding. PDL has one debt transaction outstanding, representing deployed and committed capital of $20.0 million: CareView; one hybrid royalty/debt transaction outstanding, representing deployed and committed capital of $44.0 million: Wellstat Diagnostics; and five royalty transactions outstanding, representing deployed and committed capital of $396.1 million and $397.1 million, respectively: KYBELLA®, AcelRx, University of Michigan, Viscogliosi Brothers and Depomed. PDL's equity and loan investments in Noden represent deployed and committed capital of $179.0 million and $202.0 million, respectively, and its converted equity and loan investment in LENSAR represents deployed capital of $40 million.

NOTE: PDL, PDL BioPharma, the PDL logo and the PDL BioPharma logo are trademarks or registered trademarks of, and are proprietary, to PDL BioPharma, Inc. which reserves all rights therein.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from those, express or implied, in these forward-looking statements. Important factors that could impair the value of the Company's assets or business, are disclosed in the risk factors contained in the Company's Annual Report on Form 10-K, filed with the Securities and Exchange Commission, filed with the Securities and Exchange Commission on March 1, 2017. All forward-looking statements are expressly qualified in their entirety by such factors. We do not undertake any duty to update any forward-looking statement except as required by law.

Investor Contact:
Peter Garcia
Vice President and CFO
775.832.8505

Media Contacts:
Abernathy MacGregor
Chuck Burgess or Ina McGuinness
212.371.5999 or 213.630.6550